AGREEMENT

         THIS AGREEMENT is made and entered into as of the 5th day of July, 1995 by and between The HydroTherm Corporation, a Delaware corporation (formerly known as Reed Financial, Inc.) having an office at 260 North Elm Street, Westfield, Massachusetts 01085 ("Seller"), and SET Realty, L.L.C., a New Jersey limited liability company having an office c/o Quantum Conveyor Systems, Inc., P.O. Box 343, 373 Margaret King Avenue, Ringwood, New Jersey 07456, ("Purchaser").

                                                     RECITALS

         A. Seller represents that it is the owner of the entire fee of certain real estate (the "Land") in Northvale, New Jersey, commonly known as 119 Rockland Avenue, Northvale, New Jersey, Block 1007 Lot 1 and legally described on Exhibit "A" attached hereto, and made a part hereof, together with all rights, hereditaments and appurtenances in any manner belonging or appertaining thereto, including all buildings, structures, improvements and fixtures located thereon, any additions thereto and replacements thereof (all of which buildings, structures, improvements and fixtures are collectively referred to as the "Improvements"), including, but not limited to, all of the foundations and footings therefor; all plants; appliances; furnaces; boilers; machinery;
engines; motors; compressors; elevators; fittings; pipings; heating; ventilation; air conditioning equipment; fire and burglar alarms; movable partitions; wall mounted desks; existing lighting and electrical systems, conduits, fixtures and replacement parts; trash compactor; kitchen equipment and appliances, sprinkler systems (including but not limited to fire sprinkler systems); telephone switchboard, wiring, conduits, switches and instruments; venetian blinds in office; existing safety equipment (including but not limited to fire suppression and fire extinguisher, etc.); 3-Jib cranes and support structures; hot and cold water distribution; sanitary and plumbing facilities, fixtures and systems; articles of personal property; connections; conduits; ducts; partitions and apparatus of every kind and description now or hereafter affixed or attached to the Improvements; also including all easements, licenses and privileges, if any, belonging to or inuring to the benefit of the Land and/or the Seller, and all minerals, plants, trees, shrubs and landscaping (all of which Land and Improvements are hereinafter collectively referred to as the "Real Estate" or the "Premises"),

B.  Purchaser is desirous of acquiring by purchase and

Seller is desirous of selling, assigning and conveying to Purchaser, subject to those certain encumbrances identified on Exhibit "B" hereto and made a part hereof (hereinafter referred to as the "Permitted Encumbrances", all of Sellers right, title and interest in and to the Real Estate and any and all rights, powers, privileges, leases (collectively the "Leases"), contracts, agreements and other instruments (collectively the "Contracts") relative to or connected with the Real Estate, described in Exhibits "C" or "O" annexed hereto and made a part hereof, or permitted hereunder.

PROVISIONS

NOW, THEREFORE, in consideration of the foregoing


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Recitals,  which are incorporated herein by this reference, and in consideration of the payment by the Purchaser of the purchase price Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell, assign and convey to Purchaser all right, title and interest in and to the Real Estate, together with such rights, powers, privileges, relative thereto or connected therewith including the Contracts and Leases, all the personal property owned by Seller incidental to the operation or maintenance of the Premises, and all of Seller's right, title and interest in and to all intangible property now or hereafter owned or held by Seller in connection with its ownership of the Premises, subject only to the Permitted Encumbrances, in accordance with all of the terms, provisions and conditions hereafter contained.

1.  PURCHASE PRICE AND MANNER OF PAYMENT.

     (a) The purchase price ("Purchase Price") to be paid in respect to the Real Estate, together with all rights, powers, privileges, Contracts and Leases relative thereto or connected therewith, shall be $2,450,000 Dollars, payable by Purchaser as follows:

               (i) $50,000 (the "Down Payment") on the date of execution of this Agreement by delivery of a letter of credit (the "Down Payment Letter of Credit") in the form annexed hereto as Exhibit "l(a)(i)", from a reputable bank, thrift or savings institution, naming the Seller as beneficiary, to be held in escrow pursuant to the provisions of Section 2 hereof by the Escrowee (as defined below);

         (ii) $2,450,000 Dollars at Closing (as said term is hereinafter defined) by delivery of two notes (the "Notes"), each in the form attached hereto as Exhibits l(a)(ii), in the amounts of $2,000,000 and $450,000, respectively. Seller shall return the Down Payment Letter of Credit upon delivery of the notes.

2.   ESCROW.

(i)   The Down Payment Letter of Credit and any other

sums paid on account of the Purchase Price prior to the Closing shall be held by and delivered to Smith Stratton, Wise, Heher & Brennan as counsel to the Seller ("Escrowee"). The Escrowee shall hold the Down Payment Letter of Credit until the Closing or sooner termination of this Agreement and shall deliver the Letter of Credit in accordance with the terms of this Agreement.
              (ii) The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith and in willful disregard of this contract or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys fees, incurred in connection with the performance of Escrowees duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith and in willful disregard of this contract or involving gross negligence on the part of Escrowee.
             (iii) Escrowee agrees not to deliver or release the Down Payment Letter of Credit or the


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Collateral  Letter of Credit (see  Paragraph  3(b)(v))  out of escrow  except in accordance with the terms of this Agreement.
         (iv) If the transactions contemplated herein are not consummated or if title to the property is not delivered to Purchaser solely as a result of Seller's wilful default, or if this Agreement is terminated by its terms as otherwise provided herein, Purchaser shall be entitled to the return of the Down Payment Letter of Credit. Seller shall be entitled to the Down Payment Letter of Credit only in the event of a default by Purchaser to acquire title to the Premises hereunder, provided that Seller is ready, willing and able to consummate the transactions contemplated by this Agreement in accordance with the provisions hereof but only after the expiration of are reasonable notice and cure period. Nothwithstanding the foregoing, if, at any time, for any reason, either party makes a written demand upon Escrowee for delivery to it of the Down Payment Letter of Credit, Escrowee shall give prompt written notice (the "Release Notice") to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within ten (10) business days after the date Escrowee gives the Release Notice, Escrowee is hereby authorized to deliver the Down Payment Letter of Credit to the party demanding release. If Escrowee timely receives a written objection within such ten (10) day period, or if, for any other reason, Escrowee in good faith shall elect not to deliver the Down Payment Letter of Credit to the party making demand, Escrowee shall continue to hold the Down Payment Letter of Credit until otherwise directed by a joint written instruction form the parties to this
Agreement  or  a  final   non-appealable   judgment  of  a  court  of  competent
jurisdiction. However, Escrowee shall have the right at any time after receipt of a demand for release of the Down Payment Letter of Credit, to deposit the Down Payment Letter of Credit with the clerk of the United States District Court, District of New Jersey or the Clerk, New Jersey Superior Court. Escrowee shall give written notice of such deposit to Seller and to Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder, Escrowee shall also be entitled, at its sole discretion and election, to commence an action or proceeding, including but not limited to any action in interpleader, to obtain a determination by a court relating to a matter affecting release of a Down Payment Letter of Credit. The cost of any such action or proceeding shall be the responsibility of the party against whose interest the dispute is finally determined.

3.   CLOSING REQUIREMENTS.

               (a) Seller hereby covenants and agrees to deliver to Purchaser, on or before the Closing Date, all documents necessary or appropriate to the consummation of the transactions contemplated by and provided for in this Agreement, all duly executed, including, but not limited to, the following:
               (i) a bargain and sale deed with a covenant against grantor's acts in form and substance satisfactory to Purchaser's title insurance company, conveying to Purchaser, or its nominee, good and marketable, fee simple title and all right, title and interest in and to the Real Estate, subject only to the Permitted Encumbrances and any mortgage lien granted by the Purchaser to the Seller hereunder;
          (ii)             return Buyer's Down Payment Letter of Credit;
         (iii) an affidavit of title in form reasonably acceptable to Buyer's title insurance company, executed by the president or a vice president and the secretary or an assistant of the


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Seller;
              (iv) the originals, or certified copies, of the Leases and Contracts together with a duly executed assignment thereof as well as an assignment of the security deposits held pursuant thereto, The Assignment shall include an indemnity from Seller and recourse by Purchaser against Seller with respect to any claims arising under the Leases or Contracts prior to the Closing Date which are asserted against Purchaser after the Closing Date, and for recourse by Seller against Purchaser with respect to any claims arising under the Leases and Contracts arising after the Closing Date which are asserted against Seller after the Closing Date.

 (v) No personal property is to be conveyed; (vi) Expense statements with respect to the Premises far the period commencing January 1, 1994 through and inclusive of the Closing Date prepared by the Seller and certified by an officer of the Seller as true, complete and accurate.
             (vii) A certificate duly acknowledged by Seller that the representations and warranties set forth in section 11 of this Agreement are true and correct on and as of the Closing.
            (viii) All permits, certificates and licenses which relate to the Real Estate or Premises in Seller's possession or under Seller's control.
              (ix) One (1) complete CAD set of the "as built" plans and specifications for the Premises has previously been delivered to Purchaser, which receipt is acknowledged.

         (x) One (1) true and complete copy of Seller's certificate of incorporation and by-laws, each as amended to the date of closing certified by the Seller's officers and a Good Standing Certificate from the Secretary of State of Delaware with respect to the Certificate of Incorporation and each amendment and by an officer of Seller with respect to the By-laws.
         (xi) The resolutions of the board of directors of the Seller approving the sale of the Premises and all instruments to be executed and delivered before, after or during the closing, certified by the secretary that such resolutions are true, correct and complete and have not been rescinded or modified.
         (xii) An assignment of all warranties and guarantees (including, without limitation, HVAC, pest control, and roof bonds) received from contractors for the roof, systems, Improvement, equipment and materials, additions, fixtures, etc.,installed in or at the premises. To the extent that such assignment cannot be made without the consent of a Third party, then Seller shall obtain such consents.
         (xiii) Either: (a) a certification that Seller is not a non-resident alien ( foreign corporation, partnership, trust or estate as defined in the Internal Revenue Code of 1986, as amended ("IRC") and Treasury Regulation ("T.R.") promulgated thereunder) in accordance with T.R. 1.1445; or (b) provide from the cash proceeds of the sale, or otherwise, sufficient cash to the Purchaser to permit the Purchaser to withhold tax in accordance with IRC 1445; or (c) otherwise copy with IRC section 1445. The Seller shall also provide such information as may be required by Purchaser to enable Purchaser to cause Treasury Forms 8288 and 8288A to be filed in accordance with IRC section 1445, and any amendments or modifications thereof.
            (xiv) There is no condemnation award for the taking of any portion of the Premises; a substitution of Purchaser for Seller in any tax certiari proceeding;
            (xv) Purchaser has previously been given the keys and alarm codes for the Premises; (xvi) An opinion of counsel to the Seller in the form of Exhibit 3(a)(xvi); and
            (xvii) Such other documents as counsel for both parties may reasonably deem necessary in order to consummate the sale of the Real Estate by Seller.

             (b) Purchaser hereby covenants and agrees to execute and/or deliver to Seller (or its designated agent or representative) on the Closing Date:
             (i) A note drawn by Purchaser to the order of Seller in the amount of Two Million Dollars (the "52,000,000 Note") in the form of Exhibit l(a)(ii);
         (ii) A note drawn by Matthew Mulhern to the order of Purchaser and negotiated, and assigned endorsed to Seller in the amount of $450,000 (the "$450,000 Note") in the form of Exhibit l(a) (ii) ;
             (iii) A mortgage made by Purchaser in favor of Seller in the form of Exhibit 3(b)(iii) to secure the $2,000,000 Note and the $450,000 Note (the "Mortgage");
             (iv) (a) Evidence of the irrevocable transfer of marketable securities with a value ~on the date of Closing of at least $500,000 into a brokerage account in the name of Seller at First United Securities Corp. Inc. (the "Account". The Account shall be the exclusive property of Seller, which shall be entitled to the ownership and control of the securities therein. Seller agrees not to sell or otherwise dispose of any securities in the Account, except in the event of a Default as hereinafter defined, unless Seller reasonably believes, upon notice from Buyer or otherwise, that one or more of such securities is declining in value to such a degree as to warrant such action. Seller, however, shall have no obligation to sell or dispose of any security. In the event of an event of default under this Agreement, the $2,000,000 Note, the $450,000 Note, the Mortgage, the Quantum Guaranty and the Mulhern Guaranty (as each of those terms is defined herein, and collectively, the "Financing Documents"), or any of them, Seller may sell the securities held in the Account, up to a maximum amount of $450,000 and collect the proceeds of such sale for the Seller's own benefit and Purchaser shall have no right to any of such proceeds. Upon the delivery to Seller of the Collateral Letter of Credit (as defined hereinafter), Seller shall promptly transfer all of the securities held in the Account to the Purchaser, and any and all of Seller's rights in and to such securities shall thereupon cease and terminate.

    The securities, securities entitlement and other assets (collectively the "Collateral") pledged under this Paragraph (a) shall be held in the Account. The Account shall be established with First United Securities Corporation of Garden City, New York in the name of THE HYDROTHERM CORPORATION AS SECURED PARTY UNDER AGREEMENT DATED AS OF JULY 5, 1995. The Collateral held in the Account (including but not limited to the items initially deposited as collateral and any additional collateral, substitutions and earnings from time to time) shall be released concurrently with the delivery to the Seller of, or to the issuer of the Collateral Letter of Credit (as defined hereafter), in order to obtain such letter of credit in favor of the Seller, In addition, upon payment of the $2,000,000 Note and the $450,000 Note, the Collateral shall be released to Matthew T. Mulhern (the "Pledgor"). Pledgor may substitute securities, securities entitlement and other assets for any item of Collateral with the prior written consent of the Seller. Seller agrees not to unreasonably withhold, delay or condition such consent.

     If the aggregate market value of the Collateral in the Account falls below $500,000, then, upon notice to the Purchaser and the Pledgor, Purchaser shall cause additional securities, securities entitlement and assets to be transferred into the Account as additional Collateral, The quality of the additional Collateral shall be at least equal to that of the original Collateral and shall be reasonably acceptable to the Seller. Seller agrees not to unreasonably withhold, delay or condition such approval. If, Purchaser fails within a reasonable period to provide additional Collateral which is sufficient to bring the aggregate value of the securities, securities entitlement and assets in the Account to at least $500,000, and if the aggregate value in the Account falls below $475,000, then, Seller may sell all or any portion of the Collateral at market after first giving telefaxed notice of its intent to make such sale to the Purchaser. If any of the Collateral is sold, the proceeds shall be held in the Account as additional collateral and invested as the parties may determine. It shall be released as otherwise provided herein.

         (b) A letter  of  credit  in The  amount  of  $450,000  (in the form of
Exhibit 3(b)(iv)) issued by the same or another financial institution meeting the requirements of Section 2 hereof. Such letter of credit (the "Collateral Letter of Credit") shall be delivered to Seller and held until released. The Collateral Letter of Credit shall be for a term of at least one year and shall contain terms which provide for its automatic renewal thereafter. It shall be presented by Seller to the issuing institution for payment only upon an Event of Default as defined in the Financing Documents. Purchaser may substitute cash or other suitable equivalent collateral for the Collateral Letter of Credit upon ten (10) days' prior notice to Seller). For substitute collateral other than cash, Seller shall have the right to approve the form and amount of any such substitute collateral. Seller agrees not to unreasonably withhold, delay or condition such approval. Seller's failure to object within such ten (10) day period shall constitute approval.
             (v) An opinion of Counsel to Purchaser relating to the enforceability of the $450,000 Note, the $2,000,000 Note, the Mortgage, the Quantum Guaranty and the Mulhern Guaranty in the form set forth in Exhibit 3(b)
(v).
             (vi) A guaranty of the obligations of Purchaser under the $2,000,000 Note and the $450,000 Note in favor of Seller from Quantum Conveyor Systems Inc. (the "Quantum Guaranty") in the form of Exhibit 3(b)(vi).
            (vii) Such other documents as counsel for both parties hereto may reasonably deem necessary in order to consummate the purchase of the Real Estate by Purchaser.
         Seller and Purchaser shall jointly deliver to Purchaser's title company at Closing, duly executed real estate transfer declarations and statements.
            (viii) A guaranty of the obligation of Purchaser under the $2,000,000 Note in favor of Seller from Matthew Mulhern (the "Mulhern Guaranty") in the form of Exhibit 3(b)(viii).
         (ix) One (1) true and complete copy of Purchaser's certificate of formation and operating agreement, each as amended to the date of closing, certified by the Purchaser's manager and a Good Standing Certificate from the Secretary of State of New Jersey with respect to the certificate of formation.

4. ASSIGNMENT AND ASSUMPTION OF OBLIGATIONS. As of the Closing Date, Seller shall assign, transfer and set over to Purchaser all of its rights, authority, powers, duties and obligations under the Leases and the Contracts, and Purchaser shall accept, assume and agree to be bound by all of the covenants, agreements, promises, terms, conditions and provisions contained in the Leases and the Contracts to be observed, kept, performed or complied with by Purchaser from and after the Closing Date. Seller covenants and agrees to indemnify and hold Purchaser harmless from any claim, demand, cause or causes of action which may be asserted against Purchaser arising from any breach, violation or failure to perform any provisions of the Leases or the Contracts on the part of the owner, on or before the Closing Date. Purchaser covenants and agrees to indemnify and hold Seller harmless from any claim, demand, cause or causes of action which may be asserted against Seller arising from any breach, violation or failure to perform any provisions of the Leases or Contracts, on the part of the owner, after the Closing Date. On the Closing Date, Seller shall deliver to Purchaser all documents, correspondence, lease files and related records pertaining to the Leases and the Contracts.

5.  APPORTIONMENTS  AND/OR  ADJUSTMENTS  AT CLOSING.

The items listed in this Paragraph shall be apportioned between Seller and Purchaser. All apportionments shall be made as of 11:59 P.M. of the day preceding the Closing Date except those items not capable of determination on the Closing Date or which are expressly provided to be determined on a subsequent date shall be apportioned after the Closing Date as though computed as of 11:59 P.M. of the day preceding the Closing Date.
               (a) Water and sewer charges accrued and payable by Seller based upon the last bill therefor. With respect to any adjustment relating to water and sewer charges, if it is practicable for Seller to obtain a reading of the meter or other measuring device of the utility consumption, as of the Closing Date, Seller shall do so, and in such case shall pay directly to the utility company the amount determined to be due instead of adjusting same with Purchaser;
         (b) Prepaid charges, payments and accrued expenses with respect to Contracts and Leases;
         (c) Real estate taxes (including any rental occupancy tax) , and assessments against the premises (collectively the "impositions") which have been paid or are payable for the tax periods or other applicable periods in which the closing Date occurs. seller shall not withdraw or compromise any pending tax reduction proceeding affecting the promises without the purchaser's consent, which consent purchaser agrees not to unreasonably withhold or delay. Seller agrees that subsequent to the closing Date purchaser shall have the exclusive right to pursue, compromise or withdraw any pending tax reduction proceeding. If, after the closing Date, any such proceeding shall result in any reduction of taxes applicable to the tax year in which the closing hereunder occurs, the amount of tax saving or refund for such tax year, less the legal fees and disbursements payable in connection with such proceedings and less any suns payable to tenants, shall thereafter be apportioned between seller and purchaser as of the closing Date. purchaser acknowledges and understands that Seller shall receive a- tax refund check from the Borough of Northvale for overpayment of real estate taxes by seller which taxes wore assessed on the premises the years 1992, 1993 and 1994;
         (d) licenses, occupancy certificates and permits to the extent transferable, inspection fees and vault taxes, if any;
         (e) any and all other items, not specifically  mentioned in (a) through
(d) above, which are customarily apportioned in real estate transactions of this kind.

6. POSSESSION. Vacant and broom clean possession of the Real Estate, has been delivered to Purchaser as of the date of the Occupancy Agreement (as defined hereinafter).

7. CONDUCT OF BUSINESS PRIOR TO CLOSING.  (a)   Subject to the provisions of the

Occupancy Agreement, (as defined hereinafter) Seller and Purchaser agree that, prior to the Closing Date, Seller, or its agent, at its sole cost and expense, shall continue to maintain, repair, manage, make replacements to and operate the Premises in the current, usual and customary manner. The Premises shall be delivered at Closing in the condition required pursuant to this Agreement.
               (b) Except for agreements, contracts or other instruments that do not contain a term of more than thirty (30) days in duration, or may be canceled upon thirty (30) days notice without premium, fee, charge, recalculation of rate or penalty, and in either event, do not entail a cost in excess of Two Hundred ($200) Dollars per month, Seller shall submit to Purchaser, for approval, any agreement, contract or other instrument relating to the Real Estate which is to be entered into by Seller at any time after the execution of this Agreement. Seller shall not execute any such agreement, contract or instrument until it is first approved in writing by Purchaser, which approval may not be unreasonably withheld or delayed. Seller shall not modify, extend, renew, cancel, or surrender any Contracts without Purchasers consent in writing in each instance.
         (c) If Purchaser approves any such agreement, contract or other instrument in writing for execution by Seller, an executed counterpart of such item shall be delivered by Seller to the Purchaser on the Closing Date.
               (d) Seller shall not unreasonably undertake or omit to undertake any other act which adds or would be deemed to add a new restriction or has or would have an adverse effect on the Premises or the operations.
               (e) The Seller will not, hereafter and prior to the Closing, (i) lease or rent or grant any license or permission to use any space in or at the Premises, or a portion thereof, which is now or may hereafter become vacant,
(ii) cancel, modify or amend any present Lease without, in either case obtaining, the prior written consent of Purchaser.

8.  TITLE INSURANCE.

         8.1 Seller shall supply a complete abstract of title to the Premises and a copy of the title insurance policy issued to Seller within twenty (20) days from the date of this Agreement. Purchaser shall, on or before the scheduled Closing Date, obtain a written commitment (the "Title Commitment") for owners title insurance on the Standard ALTA Owners Title Policy Form (10172) The Purchaser's obligations pursuant to this Agreement shall be conditioned upon the Title Commitment showing that the fee simple title is merchantable in Seller, free and clear of all mortgages, liens, ground leases, restrictions, covenants and other encumbrances except the Permitted Encumbrances. The Title Commitment and policy shall be issued by First American Title Insurance Company through an abstract company selected by Purchaser. The Purchaser's obligations pursuant to this Agreement shall be further conditioned upon the issuance of a title policy or binder at the Closing, which shall insure that the Purchaser is vested with good, marketable, fee simple title to the Premises, subject only to the Permitted Encumbrances and the mortgage lien granted by the Purchaser to the Seller. If the Premises are subject to any lien or charge in a fixed or ascertainable amount including, without limitation intended, any mortgages or deeds of trust, mechanic's liens or judgments, Seller shall satisfy and pay the same at or prior to Closing. If Seller wishes to obtain mortgage title insurance, it shall bear the cost thereof.

9.  TITLE DEFECTS

         9.1 If the Title Commitment to be obtained by Purchaser discloses any exceptions to title other than the Permitted Encumbrances, Seller shall have sixty (60) calendar days from the date of delivery thereof to Seller to clear such exceptions of record and to have such exceptions removed as exceptions from the Title Commitment. If Seller fails to have such exception or exceptions removed from title and from the Title Commitment within said sixty (60) calendar day period, the Purchaser may than terminate this Agreement or may elect, upon notice to Seller, to accept title as it then is with or without an abatement of the Purchase Price. Seller agrees to cooperate with Purchaser, at Seller's expense, in the execution of any documents reasonably necessary far the removal of any and all such exceptions on or prior to the Closing Date (and post Closing if Purchaser elects to take title with or without an abatement). The obligations of Seller under this Paragraph "9" shall survive the Closing. If, under such circumstances, Purchaser does not so elect to accept title as it then is, this Agreement shall become null and void, without further action of the parties; the Down Payment Letter of Credit shall be returned to Purchaser; and Seller shall have no further liability to Purchaser.

10. DOCUMENTARY FEES. ETC. The parties shall divide equally the payment of the amount of any transfer tax imposed on the transfer of title pursuant hereto and the recording of the deed.

11.  REPRESENTATIONS AND WARRANTIES.

         (a) To induce Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser the truth, as of the date hereof and as of the Closing Date, of each of the following:

         (i) Seller holds and owns the entire fee simple title to the Real Estate free and clear of all liens and encumbrances other than the Permitted Encumbrances;
         (ii) Seller has furnished Purchaser with true and correct copies of all Leases, Contracts and warranties with respect to the Real Estate, together with any and all written modifications, amendments or supplements thereto;
             (iii) The Premises are, to the knowledge of Seller, zoned so as to permit light manufacturing and assembly; and to the knowledge of Seller the Premises are free from any restrictions which restrict or prevent such uses of the Premises;
              (iv) Seller has not received any actual notice from any governmental authority or any insurance carrier of zoning, electrical, building, fire, environmental or health code violations or changes in ratings or rates, or~other violations, in respect to the Real Estate that will not have been corrected on or before the Closing Date and Seller has no reason to believe that any such authority or insurance carrier contemplates issuing same or that any violation exists;
         (v) Upon the execution and delivery of this Agreement by Seller, this Agreement will be legally binding upon Seller in accordance with all of its terms and conditions, without any qualification whatsoever which is not expressly provided for herein;
         (vi) Except as set forth in Paragraph 20 hereinafter, no leasing or brokerage commission in connection with the Real Estate is or will became due and owing to any party;
         (vii) seller has not voluntarily committed any act or suffered or permitted the occurrence of any transaction, event or action which prohibits or in any way impedes or hinders the complete performance by Seller of all of the duties and obligations required of it by, under or pursuant to this Agreement in accordance with all of its terms and conditions;

         (viii) Seller has not received written notice of outstanding requirements by any insurance company which has issued a policy with respect to the Premises, requiring any repairs or work to be done an the Premises;
         (ix) seller has duly filed all federal and New Jersey income, excise and other tax returns and reports required to filed up to the date hereof with respect to Seller's ownership of the Premises and will continue to file all such returns and reports through the Closing Date. Seller has paid or provided for payment of such taxes and will continue to do so through the Closing Date;
         (x) There is no litigation or proceeding pending or threatened against or relating to any part of the Premises, to the knowledge of Seller. No Lis Pendens or similar notice have been filed against the Premises, to the knowledge of Seller. Seller agrees to indemnify and hold Purchaser harmless from any liability arising out of, or in connection with, any action or proceeding affecting the Real Estate, during the period in which it was owned by Seller.
              (xi) There is access for ingress and egress to and from the Premises to the public roads, streets and highways. best knowledge and belief of Seller, there are no facts or conditions which will result in the termination of the present access from the Premises to any utility services or to existing highways and roads;
         (xii)  A railroad siding abuts the Premises;
            (xiii) Seller has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any Contracts, Leases, Warranties or other document affecting the Premises to which it is a party or by which it is bound. All work to be performed and payments to be made pursuant to the terms of the Permitted Encumbrances, the Leases, Contracts and Warranties, shall be completely performed and paid for prior to the Closing Date;
         (xiv) Seller has not, and between the date hereof and the Closing, will not, with respect to the Premises (i) except as provided in this Agreement, incur any obligations under contracts, leases, agreements and documents not referred to or permitted in this Agreement; (ii) mortgage, pledge or subject to lien or encumbrance any of its assets, tangible or intangible (except possible liens for current state and local property taxes not in default); (iii) waive any rights affecting the premises; (v) incur any obligations or liabilities or enter into any transactions other than those in the ordinary course of business that affect the Premises, or those set forth in the Contracts and Leases; or
         (xv) There are no pending or, to seller's knowledge after due inquiry, threatened condemnation or similar proceedings affecting the premises or any portion thereof, or pending public improvements in, about or outside the premises which will in any manner affect access to or the full right of engagement of the premises; nor has seller any knowledge of any legal action of any kind or character whatsoever affecting the Premises which will in any manner affect purchaser upon or after the consummation hereof, nor has seller knowledge that any such action is presently contemplated or under consideration;
         (xvi) [Intentionally omitted.]
         (xvii) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with any applicable law, ordinance, regulation, statute, rule, restriction or any judgment, order or decree of any court having jurisdiction over the seller or the Premises;
         (xviii) The purchase of the premises by purchaser is "AS IS" and except as expressly set forth in subsection (xix) , neither Seller nor any agent, representative or employee of seller has or is. now making any representations or warranties of any kind whatsoever related to the physical or mechanical condition of the premises. purchaser shall conduct its own inspections and "due diligence" with respect to all physical, legal and other aspects of the premises.
         (xix) To seller's actual knowledge, there are no latent structural defects in any of the buildings and improvements erected on or serving the Premises and there is no material deferred maintenance or extraordinary repairs required in connection with the premises.
         (xx) Except as noted in this Agreement or otherwise disclosed to Purchaser in writing:
         (1) The Leases and Contracts are the result of bona fide arms' length negotiations between the parties thereto;
         (2) There are no agreements of any nature with any person or entity, tenant, whether oral or written, affecting the Premises other than the Leases and Contracts heretofore delivered by Seller to purchaser or those that are cancelable and which shall be canceled prior to Closing, and
         (3) To the best of Seller's knowledge there are no uncured or threatened breaches or defaults under any of the Leases, Contracts or Warranties nor are there any impending bankruptcy or insolvency proceedings against any former tenant, occupant or contracting party and there are no claims, offsets or defenses which any farmer tenant, occupant or contracting party under any of the Leases, Contracts or Warranties may have against the Seller or the Premises.
         (4) To the best of Seller's knowledge there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default under the terms of any Lease or Contract;
         (5) To the best of Seller's knowledge the Leases and Contracts are in good standing and no material breach thereof exists on the part of the tenants or the landlord, all rental payments thereunder are current;

         (xxi) The Premises are noted and designated as a discrete and separate Block, Lot and Section for real estate taxation purposes by the governmental authorities having jurisdiction. The present real estate taxes imposed on the Premises are $2,700,000 pursuant to a Stipulation of Settlement dated December 8, 1994 in a Tax Court Proceeding (Docket Numbers 002331-93, 005553-93, and 004924-994) (Exhibit Il(a)(xxii) which is in full force and effect. This representation shall survive Closing for two years. No portion of the Premises is, or to Seller's knowledge, as of the Closing, will be affected by any Special assessments, whether or not a lien thereon and there are no assessments for improvements or otherwise, including-without limitation, those for construction of sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs, and to the best of Seller's knowledge, none have been proposed. To Seller's knowledge, there is no proceeding pending for increase of the assessed valuation of any portion of the premises. Seller hereby authorizes its counsel, Robert J. Regan, to disclose fully all of the facts, materials and circumstances relating to such Tax Court Proceeding;
          (xxii)   [Intentionally omitted.]
                           (xxiii)  Each party executing and delivering this
Agreement and all documents to be
executed and delivered in regard to the consummation of the transactions contemplated hereby on behalf of Seller has due and proper authority to execute and deliver same. Seller has the full right, power and authority to sell and convey the Premises, improvements, personal property,

Leases       and Contracts to Purchaser as provided  herein and to carry out its obligations hereunder;  (xxiv) To Seller's knowledge, Seller or its predecessor has received all certificates of
occupancy, licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction over the Premises and its prior use by Seller. Seller makes no representation regarding the current status of any certificates of occupancy, licenses, permits, authorizations and approvals. A copy of the Certificate of Occupancy originally obtained by Seller's predecessor is annexed as Exhibit "11(a) (xxiv) ";
            (xxv) To the Seller's  knowledge,  the Premises are not located in a flood plain or flood hazard area as delineated by the federal government.
           (xxvi) Seller agrees to immediately notify Purchaser, in writing, of any event or condition of which Seller has knowledge and which occurs prior to Closing hereunder, which causes a material change in the facts relating tor or the truth of any of the above representations.
         (xxvii)   [Intentionally omitted.]
                  (xxviii)  Except for the Permitted  Encumbrances,  the Leases,
and the Contracts subject to which the Purchaser has agreed to accept title to the Premises, there are no instruments or agreements which in any way encumber or affect the Premises and Seller has not done or failed to do anything, as a result of which the Premises or any part thereof has been or will be encumbered or title thereto has been or will be affected in any way;
         (xxix)  Seller  represents  that it never leased the Premise to anyone;
         (xxx) [Intentionally omitted.] (xxxi) There is now and shall be on the Closing Date, fully paid and enforceable fire, liability and other forms of insurance described in Exhibit "'l(a) (xxxi)" annexed hereto and made a part hereof to the extent the same are assignable; provided, however, that nothing contained herein shall be construed to impose upon the Purchaser, an obligation to accept an assignment of such insurance, or to pay any premium or other fee for cancellation thereof;
          (xxxii) In addition to the agreement of Seller set forth in Paragraph 3(a)(vii) hereof Seller shall deliver to Purchaser, at Seller's cost and expense, at or within three (3) days before the Closing Date, expense statements prepared by Seller's management agent covering the period from the date hereof to and inclusive of the Closing Date, which statements will truly accurately and completely set forth all of Seller's expenses and capital expenditures, if any, during such period with respect to the Real Estate;
           (xxxiii) No person, firm or entity has or shall have as of the Closing Date, any rights in or right to acquire any fee or leasehold or other interest, or the right to access, ingress or egress through, or mineral surface, soil or other rights in the Premises or any part thereof, other than as described herein~or permitted hereunder;
            (xxxiv) Seller has no employees  engaged or hired  exclusively  with respect to the Premises, except a caretaker who shall be dismissed by the Seller as of the Closing, and Purchaser shall not be required to accept title to the Premises subject to any employment agreements; and
         (xxxv) Seller represents that there is no existing mortgage on the Premises; (xxxvi) (a) To Seller's actual knowledge, there are no pending or threatened or contemplated claims for personal injury, property damage or damage to natural resources or environmental quality made, asserted or prosecuted by or on behalf of any third party (whether based on negligent acts or omissions, statutory liability, strict liability, without fault or otherwise), including, without limitation, any governmental entity, employee, former employee,
member  of  the  public  or  their  respective  legal  representatives,   heirs,
beneficiaries and estates, relating to or arising out of the release, use or storage of any hazardous substance or the violation of any environmental law with respect to the Real Property (the "Environmental Claims"). As used herein, "Environmental Law" shall mean any and all federal, state or local laws, statutes, codes, ordinances, rules, regulations, permits, consents ,approvals, licenses, orders, writs, decrees, injunctions or other authorizations, restrictions , or requirements relating to any hazardous or toxic substance, material or waste which is regulated by the State of New Jersey or the United States government, including, without limitation, any substance or waste that is
(1) defined as "Hazardous Substance" pursuant to Section 311 of the Water Pollution Control Act, (v) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation of Recovery Act ("RCRA"), (vi) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or (vii) defined as a "Regulated Substance" pursuant to sub-chapter ix, Solid Waste Disposal Act (the "Hazardous Substances"), or to omissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water, publicly owned treatments works, septic systems or land, or otherwise relating to the pollution or protection of health or the environment, including but not limited to, CERCLA, RCRA, ISRA, the New Jersey Underground Storage of Hazardous Substances Act, the New Jersey Water Pollution Control Act, the New Jersey Air Pollution Control Act, the Hazardous Materials Transportation Act, The Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Emergency and Community Right-to-Know Act, each as amended, and the counterparts of such statutes as enacted by state and local governments with jurisdiction over the Real Property and any and all rules and regulations adopted and publications promulgated pursuant to any and all of the aforementioned laws applicable to the Real Property (the "Environmental Laws").
                    (b) To Seller's actual knowledge with regard to the Real Property, Seller is in compliance with all Environmental Laws and Seller has not engaged in any act or conduct that will give rise to any cost or expense of any nature whatsoever required to be undertaken pursuant to any Environmental Law to contain, remove, remedy, respond to, clean up or abate any release of Hazardous Substances to surface water, ground water, land surface or subsurface strata, on the Real Property arising from Seller's activities on the Real Property, including, but not limited to, the manufacture, generation, labeling, distribution, introduction into commerce or on-site or off-site use, treatment, handling, storage, disposal or transportation of any Hazardous Substance by Seller (the "Environmental Clean-up Liabilities") or Environmental Claims. To the best of Seller's knowledge, no Hazardous Substances are accumulated or stored on the Real Property.
         (c) To the best of Seller's knowledge, no material containing more than one percent (1%) by weight of asbestos or any material containing polychlorinated biphenyls is present in or on the Real Property.
         (d) To the best of Seller's knowledge, no underground storage tanks are present, either in use or out of service, on the Real Property.
         (e) To the best of Seller's knowledge, no solid wastes have been disposed of on the Real Property.
         (f) Exhibit 11(a) (xxxvi) identifies, to the best of Seller's knowledge, all environmental investigations, audits, assessments of the Real Property and operations conducted thereon by environmental engineers or consultants, all documents known to the Seller setting forth results of any analysis including, but not limited to, analysis-of water, soil, air or asbestos samples, inspection reports of the Real Property by any environmental agency and any documents or communications from any environmental agency concerning any notice under the environmental laws (the "Environmental Documents"). Seller shall within two weeks of the date hereof deliver to Purchaser, complete and correct copies of all Environmental Documents and any summons, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other written communication actually received by or known to Seller from the New Jersey Department of Environmental Protection ("NJDEP"), the United States Environmental Protection Agency ("EPA") or other federal, state or local agency or authority concerning any act or omissions which resulted, is resulting or which may result in any releasing, spilling, leaking, pumping, pouring, omitting, emptying, discharging, ejection, escaping, leaching, disposing or dumping Hazardous Substances onto lands or into waters in violation of the environmental laws (a "Release") or any other violation of any environmental law ( collectively a "Notice"). Seller shall promptly furnish to Purchaser, true, accurate and complete copies of any Environmental Documents or Notices related to the Real Property which become known to the Seller after the date hereof and prior to the closing. Seller shall notify Purchaser in advance of all meetings scheduled prior to the closing between the Seller and any environmental agency regarding the Real Property.
         (g) In connection with any transfer, termination or closure of operations on the Real Property by the Seller or any tenant or person or entity in occupancy or possession after July 31, 1991, the provisions of ISRA (formerly known as ECRA) and the regulations promulgated thereunder have resulted in the receipt of a "negative declaration" as such term is defined in ISRA which have been previously provided to Purchaser. The affidavits, information and other submissions and supplements made to the NJDEP in connection therewith were true, complete and correct and did not fail to disclose or state any fact which would have made such filings incomplete or inaccurate.
         (h) Seller currently holds a "letter of non-applicability" as such term is defined in ISRA which has been previously provided to Purchaser. The standard industrial classification ("SIC") number(s) which most closely describe(s) the operations of Seller (and any person in occupancy or possession of the Premises after July 31, 1991) conducted upon the Real Property prior to the closure of operations were 3433 and 3585, as defined by the most recent edition Standard Industrial Classification Manual published by the Federal Executive Office of the President, Office of Management and Budget. If prior to closing, the Real Property becomes subject to the provisions of ISRA or a Release of Hazardous Substances occurs, or Hazardous Substances are found to exist upon the Real Property, Seller shall expeditiously comply fully with ISRA at no cast or expense to Purchaser, unless such release or act resulting in the Real Property being subject to the provisions of ISRA is caused in whole or in part by Purchaser or its agents, representatives or invitees.
         (i) To the best of Seller's knowledge, Seller has obtained all environmental permits which are required with respect to the Real Property and Seller has delivered copies of such environmental permits to Purchaser.

         (b)   Purchaser hereby represents and warrants to Seller that:

         (i) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby; and
         (ii) This Agreement, and all certificates, documents and instrument incident to the closing of the transaction contemplated herein, have been duly authorized, executed and delivered by Purchaser and constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms contained therein.
         (iii) The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Purchaser's Certificate of Formation or Operating Agreement or other governing documents, or any provision of any law, rule, regulation, mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Purchaser or any of its members or managers is a party or by which Purchaser or any of its members or managers are bound.

12.      CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

         (a) The Seller shall deliver the following items to purchaser prior to the closing Date:
         (i) originals or certified copies of the Leases, contracts and warranties (including any amendments and modifications thereto).
         (ii)  An opinion of seller's counsel as provided in Exhibit 3(a) (xvi).
         (b) purchaser shall have until thirty (30) days after the date of this Agreement, to cause an engineering and an environmental inspection of the premises to be performed at its own cost and expense. If any such inspector's report discloses conditions which are not satisfactory to purchaser, purchaser shall have the right to terminate this Agreement by written notice thereof given to Seller on or before the forty-fifth (45th) day after the date of this Agreement. Purchaser may waive the benefits of this paragraph at closing.
         (c) Purchaser shall have until thirty (30) days after the date of this Agreement to examine all expense and capital records relating to the operation of the premises in the possession or control of seller. seller shall make the books and records available to purchaser's authorized representatives at the offices of seller at the address on the first page of this Agreement or at such other address convenient to both parties hereto during normal business hours, and purchaser's authorized representatives shall be permitted to make such abstracts or copies of the records as they may deem advisable. purchaser may waive the benefits of this paragraph at closing.
         (d) purchaser shall have received, at least two (2) days prior to the scheduled Closing Date, drafts of each of the closing documents described in Paragraph 3(a). The failure to provide these documents shall not be a breach of this Agreement.

          13. TERMINATION. If the Seller is in material breach of or in default under any of the provisions of this Agreement, Purchaser may elect either to (i) terminate this Agreement; or (ii) pursue a claim against Seller for specific performance as a result of such breach or default, and if same is denied by a Court of competent jurisdiction, then recover such money damages as are awarded it by a court of competent jurisdiction; or (iii), proceed with the completion of the transactions contemplated by and provided for herein, thereby waiving such breach or such default. If this Agreement is terminated for any reason other than Purchaser's default, Purchaser shall recover the Down Payment Letter of Credit. If, however, termination of this Agreement is caused by Purchaser's default, then, upon notice to Purchaser, as liquidated damages and as its sole remedy hereunder, Seller shall receive and draw down the Down Payment Letter of Credit.

14.  OCCUPANCY AND OCCUPANCY GUARANTY AGREEMENT.  Seller and Purchaser
have executed the Occupancy Agreement (the "Occupancy Agreement") to Purchaser
concurrently attached hereto as Exhibit 116".   This Agreement incorporates by
reference all the
terms therein as if set forth herein with particularity.

15.  MUTUAL INDEMNIFICATIONS

         15.1 Each party hereby indemnifies and agrees to defend and hold the other and its successors and assigns harmless from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys' fees and disbursements, appeal bonds, etc.) which may at any time be asserted against or suffered by the other, whether before or after the Closing, as a result of, on account of, or arising from (a) any breach or falseness of any representation or warranty or the breach of any covenants or agreements made herein or in any instrument or exhibit delivered pursuant to this Agreement through the survival period stated for such representation, warranty, covenant, or agreement, and/or (b) any contractual obligation, or restriction (other than restrictions expressly approved by Purchaser) created, arising or accruing prior to the Closing, regardless of when asserted and relating to the Premises or its operations, including without limitation, accounts payable, any and all liabilities for Federal or State income taxes, or any liability relating to employee compensation which shall not have been assumed by Purchaser in this Agreement.

         15.2 If any action or suit is instituted against one party hereto by reason of, or in connection with, any claim against or liability of the other party dealing with matters indemnified against by such other party hereto, then, and in such event, the party, upon being duly served with process, shall give notice to the other party of the institution of such action, and in any such action, such other party shall have the obligation to defend the same at its own expense and pay any judgment entered therein, but the indemnified. party shall have the right, at its option, to participate in any such action or suit with counsel of its own selection at its own expense. Should liability in any such action be decreed that of the indemnified party, then such party shall reimburse the other party the reasonable costs of defense, including reasonable attorneys' fees and disbursement, appeal bonds, etc.

16.  RISK OF LOSS.

repairing any such damage, as hereinabove provided for, the time for Closing hereunder shall be extended for such reasonable period of time as the Seller shall require in order to repair such damage, not to exceed one hundred and twenty (120) days. If the repair and restoration is not completed within said one hundred and twenty (120) day period, Purchaser may, at its option to be exercised at any time within thirty (30) days after the expiration of said one hundred and twenty (120) day period, cancel this Agreement, except that in the event that Seller is then actively attempting to repair such damage, then it shall have an additional thirty (30) days within which to complete its work.

         (d) Notwithstanding the foregoing, if the cost of repair or restoration of the damage shall exceed $150,000, Purchaser may at its option, to be exercised at any time after receipt of notice of the casualty, cancel this Agreement.
         (e) If Purchaser or Seller cancels this Agreement in any of the foregoing events, the Down Payment Letter of Credit and any sums paid on account of the Purchase Price shall immediately be returned to Purchaser, and thereupon neither party shall have any further right or obligation hereunder. Further, the insurance proceeds payable with respect to a loss to the Real Estate or Improvements owned by Seller shall be paid to Seller (net of proceeds attributable to injury or loss to Purchaser's business or property).

17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations, covenants, warranties and indemnification obligations of both Seller and Purchaser set forth in this Agreement above shall survive the Closing and shall not be deemed merged into the Deed or otherwise released at the Closing.

18.  CLOSING DATE.  The sale and purchase of the Real

Estate contemplated herein shall be consummated on July 5, 1995 at the offices of Purchaser's lender or its attorneys. Purchaser shall have the right to extend the date of Closing from such date by twenty-five (25) days upon five (5) day's prior written notice to Seller. (The actual date upon which the sale and purchase of Real Estate contemplated herein is required to be consummated is known as the "Closing or "Closing Date.") In the event Seller is unable to transfer title in the Premises to Purchaser on or before August 31, 1995, then and in such event Purchaser shall have the exclusive right to terminate this Agreement (whereupon this Agreement shall be deemed null and void and of no further force or effect) and Purchaser shall (i) be entitled to a return of the Down Payment Letter of Credit and any other deposits made by Purchaser on account of the Purchase Price under this Agreement; and (ii) reimbursement for the net cost of title examination, the cost of a new survey or survey update and the actual cost of all Phase I or Phase II environmental surveys.

19. NOTICES. Any notice in respect to this Agreement or to any transaction or other matter arising in connection herewith shall be in writing and be served upon the party to which it is directed at the following addresses:

                           If directed to Seller, to:

                           The HydroTherm Corporation
                           260 North Elm Street
                           Westfield, MA  01085

                           Attention:    Mr. R. Bruce Dewey, Sr. Vice President

                           With a Copy to:

                           Christopher S. Tarr, Esq.

                           Smith, Stratton, Wise, Heher & Brennan
                           600 College Road East
                           Princeton, NJ  08540

                           If directed to Purchaser, to:

                           Mulhern Enterprises, Inc.
                           c/O Quantum Conveyor Systems, Inc.
                           P.O. Box 343 373 Margaret King Avenue
                           Ringwood, NJ  07456
                           Attention:                Matthew Mulhern, President

                           With a Copy to:

                           S. Reid Kahn, Esq.
                           Kane Kessler P.C.
                           1350 Avenue of the Americas
                           26th Floor
                           New York, New York 10019

Any notice shall be served personally or be sent by Registered or Certified mail, return receipt requested or by a nationally recognized overnight delivery service which requires a receipt upon delivery. If sent by Certified or Registered Mail, return receipt requested, a notice shall be deemed to have been given on the date of receipt or as of the third day following its deposit, properly addressed with postage fully prepaid, with the U.S. Postal Service, whichever is earlier. Notice by overnight delivery service shall be deemed given when received. The address at which notice is to be given to either party may be changed by giving notice to the other party as provided above. Any notice hereunder may be given by counsel.

20. BROKERS' FEES. Seller and Purchaser each represent and warrant to the other that neither has dealt with any broker in connection with the transactions contemplated by or provided for in this Agreement except that Purchaser dealt with Andouer Realty of New Jersey, Inc., and seller dealt with Charles Klatskin company. Seller shall pay such brokerage commissions through Charles Klatskin company pursuant to separate agreement. No lien shall exist with respect to such payment. Other than as provided above, each of the parties agrees to indemnify, defend and hold the other harmless from and against any and all claims of any brokers or real estate sales persons or others claiming a fee, commission or expense reimbursement resulting from any dealings or negotiations relating to the Real Estate.

21.      MISCELLANEOUS.

         (a) Waivers of any term or condition of this Agreement must be in writing signed by the party against whom such waiver is sought to be enforced. No waiver of any breach hereunder shall be deemed a waiver of any other or subsequent breach.
         (b) This Agreement cannot be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party against whom the same is sought to be enforced.
         (c) On the  closing  Date and from time to time  within  six (6) months thereafter, seller agrees to execute and deliver or cause the execution and delivery to purchase of such assignments, deeds, agreements, consents, instruments, documents and further assurances as may be reasonably necessary in order to effect or confirm any of the provisions of this Agreement or the transactions intended to be accomplished in connection herewith or to carry out the intent and purposes hereof.
         (d) If any litigation is commenced or any claim is litigated by either the purchaser or seller against the other party, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs, and disbursements, including those incurred in connection with any appeals, regardless of whether a judgment is entered.
         (e) This Agreement and the Exhibits contain the entire understanding between Purchaser and Seller with respect to the transactions contemplated herein and any and all prior or contemporaneous negotiations, agreements or understandings, whether oral, written, express or implied are superseded hereby and merged herein.
         (f) The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.
         (g) This Agreement shall be interpreted and governed by the laws of State of New Jersey applicable to agreements executed and to be fully performed in such State.


         IN WITNESS WHEREOF, the parties hereto have executed, delivered and entered into this Agreement as of the date first above written.

WITNESS:                                             SELLER:
                                                     The HydroTherm Corporation



                                       By:
                                                     Timothy P. Scanlan



WITNESS:                                             PURCHASER:

                                                     SET Realty L.L.C.



                                       By:
                                                     Matthew Mulhearn